                                  EXHIBIT 6.13

                           INDIVIDUAL LIMITED GUARANTY
                           ---------------------------
                                (Howard R. Baer)

                              W I T N E S S E T H :
                              --------------------

         WHEREAS, Politics.com, Inc., a Delaware corporation (the "Obligor"), has agreed in Section 1 of a letter agreement dated as of the date hereof (the "Agreement") to a schedule of payments (the "Scheduled Payments") it will make to Touchscreen Media Group (the "Vendor") on account of services rendered by the Vendor to the Obligor, as evidenced by invoices issued by the Vendor to the Obligor (collectively, the "Invoices"); and

         WHEREAS, as a condition to accepting the Agreement and the payments thereunder, the Vendor has required that Howard R. Baer (the "Guarantor") guarantee the full and prompt payment and performance of the Scheduled Payments under the Agreement, subject to the terms and limitations hereof.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of any and all loans, advances, and extensions of credit now or hereafter made or extended by Vendor to, for the account of or on behalf of Obligor pursuant to and under the Agreement, Guarantor hereby unconditionally and absolutely guarantees to Vendor the full and prompt payment and performance by Obligor of all obligations which Obligor now or hereafter may have to Vendor to make the Scheduled Payments under the Agreement (the "Obligations"), subject to the terms and limitations hereof.

         This Guaranty is a continuing, unconditional and absolute guaranty of payment and performance of the Scheduled Payments, subject to the terms and limitations hereof. The obligations of the Guarantor hereunder are primary, with no recourse necessary by Vendor against the Obligor or any collateral given to secure the obligations guaranteed hereby prior to proceeding against the Guarantor hereunder. The Guarantor hereby waives notice of and consent to the creation of Obligations, to any amendments thereof, to any actions taken thereunder, and to the execution by Obligor of the above-referenced Agreement and of any other agreements, documents and instruments now or hereafter executed by Obligor in connection with any Obligation. The Guarantor further waives the following: notice of incurring of indebtedness and obligations by Obligor; acceptance of this Guaranty by Vendor; presentment and demand for payment, protest, notice of protest and notice of dishonor or non-payment on account of the Agreement; any right to require suit against Obligor or any other party before enforcing this Guaranty; and any right to have security applied before enforcing this Guaranty.

         Guarantor's obligations hereunder shall not be released, discharged, terminated or impaired in any manner whatsoever, irrespective of the lack of any notice to or consent of the Guarantor, by any of the following: (a) new agreements or obligations of Obligor with or to Vendor; (b) amendments, indulgences, extensions, modifications, renewals or waivers of default as to any existing or future agreements or obligations of Obligor or third parties with or to Vendor, or extensions of credit by Vendor to Obligor; (c) adjustments, compromises or releases of any obligations of Obligor, Guarantor or other parties, including any other guarantors, or exchanges, releases, dispositions or sales of any security of Obligor, Guarantor or other parties, including any other guarantors; (d) invalidity, irregularity, defect, or unenforceability, for any reason, of any of the Obligations, or of any instrument or writing, or of any security or other guaranty, or acts or omissions by Vendor or Obligor; (e) failure to perfect any lien securing the obligations of Obligor, Guarantor or other parties, including any other guarantors; (f) interruptions in the business relations between Vendor and Obligor; (g) voluntary or involuntary bankruptcy (including a reorganization in bankruptcy) of Obligor or entry of an order for relief against or with respect to the Obligor under Title 11 of the United


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States Code; (h) composition, extension, moratoria or other forms of debtor relief granted to Obligor pursuant to law presently in force or hereafter enacted; (i) payment of any or all obligations and indebtedness of Obligor in the event such payment is invalidated or avoided by a trustee, custodian or receiver of Obligor; (j) the dissolution of Obligor; and (k) the reorganization, merger or consolidation of Obligor into or with another entity, corporate or otherwise, or the sale or disposition of all or substantially all of the capital stock, business or assets of Obligor to any other person or party.

         Notwithstanding anything to the contrary set forth herein or in any other document in favor of Vendor:

         i. the liability of Guarantor hereunder (for principal, interest or any other charge, including, without limitation, attorneys' fees or expenses) shall be limited to an amount equal to Five Hundred Fifty Thousand Dollars ($550,000.00) in the aggregate; and

         ii. if, on any date, the only outstanding Invoices from the Vendor to the Obligor are dated less than thirty (30) days prior to such date, then on such date the Guarantor's liability hereunder shall irrevocably terminate and the Guarantor shall from and after such date have no liability hereunder, whether then existing or thereafter incurred; and

         iii. the liability of the Guarantor hereunder shall be subject to the Vendor executing and delivering to the Obligor the Agreement, in the form attached hereto as Exhibit A, by December 3, 1999.

         Any amount that becomes due hereunder and is not paid by Guarantor upon demand shall accrue interest at the annual rate of ten percent (10%).

         For purposes of any action or proceeding involving this Guaranty, Guarantor hereby expressly submits to the jurisdiction of all federal and state courts located in the State of Arizona and consents that any order, process, notice of motion or other application to or by any of said courts or a judge thereof may be served within or without such court's jurisdiction by registered mail or by personal service.

         GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) (I) ANY RIGHT TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS GUARANTY OR THE AGREEMENTS AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY AND
(II) ANY RIGHT TO CONTEST THE APPROPRIATENESS OF ANY ACTION BROUGHT IN ANY COURT WITHIN THE JURISDICTION MENTIONED IN THE PRECEDING PARAGRAPH BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE AND FORUM NON CONVENIENS.

         This Guaranty and all terms and conditions hereof shall be binding upon Guarantor, his heirs and assigns, and shall inure to the benefit of Vendor and its successors and assigns. Legal rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Arizona.

         IN WITNESS WHEREOF, Guarantor executes this instrument under seal as of this 2nd day of December, 1999.

WITNESS:


                                            /s/ Howard R. Baer
-----------------------------               -----------------------------------
                                            Howard R. Baer


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                                    EXHIBIT A
                                    ---------
                               POLITICS.COM, INC.
                              2530 South Rural Road
                              Tempe, Arizona 85282

Touchscreen Media Group                              December 2, 1999
1674 Broadway
New York, New York 10019

ATTN:  DENNIS MCCOLE

Dear Dennis:

The following is the agreement we believe Politics.com, Inc. (the "Company") reached with Touchscreen Media Group ("Touchscreen") today.

6. The Company currently owes Touchscreen $466,000 for services rendered. The Company agrees to make the following payments (the "Scheduled Payments") to Touchscreen for invoiced services: $35,000 by the end of the business day on December 31, 1999, $85,000 by the end of the business day on January 14, 2000, and $35,000 per week on each Friday thereafter until such date as all outstanding invoices from Touchscreen to the Company are less than thirty days old.

7. Howard R. Baer, Chairman of the Company, will personally guarantee the Scheduled Payments (up to $550,000), subject however to the terms and conditions set forth in the Individual Limited Guaranty Agreement dated the date hereof (the "Guaranty"). Mr. Baer's obligations under the Guaranty are subject to your execution and delivery of this Agreement to the Company.

8. In consideration of Mr. Baer's Guaranty, Touchscreen agrees that it will continue to provide services to the Company in the amount of approximately $10,000-$12,000 per week. Touchscreen will not be obligated to provide further services to the Company in the event that the total outstanding invoices owed by the Company to Touchscreen exceed $550,000 or Mr. Baer defaults under the Guaranty.

9. The Company agrees to pay to Touchscreen 25% of the proceeds of any offering of securities by the Company upon receipt thereof until such time as the Company's account with Touchscreen is current (outstanding invoices less than thirty days old). Any payments made by the Company to Touchscreen pursuant to this Section 4 shall be applied to reduce the Company's obligation to make the Scheduled Payments.

10. This Agreement supersedes our prior agreements with respect to the subject matter hereof.


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If the foregoing correctly reflects our agreement, please execute this Agreement where indicated below and return a copy to the Company at 480-731-9565.

                                            Very truly yours,

                                            POLITICS.COM, INC.

                                            By:  /s/ Howard R. Baer
                                                 ------------------
                                                 Howard R. Baer, Chairman

READ AND AGREED TO

TOUCHSCREEN MEDIA GROUP

By:   /s/ Dennis McCole
      --------------------------------------
      Dennis McCole, a duly authorized
      officer


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